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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VAREX IMAGING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

January 2, 2019

Dear Stockholder:

        You are cordially invited to attend Varex Imaging Corporation's 2019 Annual Meeting of Stockholders on Thursday, February 14, 2019 at 4:30 p.m. Mountain Time at our headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104.

        The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

        We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,
Ruediger Naumann-Etienne Chairman of the Board

Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104

January 2, 2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

        Varex Imaging Corporation will hold its annual meeting of stockholders on Thursday, February 14, 2019 at 4:30 p.m. Mountain Time at its headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104.

        This annual meeting is being held for the following purposes:

  1.
  to elect two directors to serve until the 2022 Annual Meeting of Stockholders;

  2.
  to approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement;

  3.
  to hold an advisory vote on how frequently (every one, two, or three years) we conduct an advisory vote of stockholders on our executive compensation;

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019; and

  5.
  to transact any other business that properly comes before the annual meeting.

        The Board of Directors has selected December 18, 2018 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 1678 S. Pioneer Road, Salt Lake City, Utah 84104 for 10 days before the annual meeting.

        Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about January 2, 2019, we mailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the "Notice"). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018 (which was posted on the internet on January 2, 2019), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com.

        Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

Kimberley E. Honeysett
Corporate Secretary

 PROXY SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

        Varex Imaging Corporation ("we," "us," "Varex," or the "Company"), a Delaware corporation formed in 2016, is a leading innovator, designer and manufacturer of X-ray imaging components, including X-ray tubes, digital flat panel detectors and other image processing solutions that are key components of X-ray imaging systems. Prior to January 28, 2017, the Company was a wholly-owned subsidiary of Varian Medical Systems, Inc. ("Varian"). On January 28, 2017, Varian completed its separation and distribution of the Company (the "Spin-off"). As a result of the Spin-off, the Company became an independent publicly-traded company.

Annual Meeting of Stockholders	Meeting Agenda
Date: Time: Place: Record Date: Voting:	Thursday, February 14, 2019

4:30 p.m. Mountain Time

1678 S. Pioneer Road Salt Lake City, Utah 84104

December 18, 2018

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

•

Election of two directors to serve until the 2022 Annual Meeting of Stockholders

•

Advisory vote on executive compensation

•

Advisory vote on how frequently we conduct an advisory vote on executive compensation

•

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019

•

Transact any other business that properly comes before the annual meeting

Voting Matters and Vote Recommendation

Voting Matter		Board vote recommendation
1.	Election of directors	For each director nominee
2.	Advisory vote to approve executive compensation	For
3.	Advisory vote on how frequently we conduct an advisory vote on executive compensation	Every one year
4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019	For

Our Director Nominees

        See Proposal One "Election of Directors" for more information.

        The following table provides summary information about the director nominees and our other Board members.

Name	Age	Director since	Occupation	Other public boards	AC	CC	NC	Independent
Nominees for Election for a Three-Year Term Ending with the 2022 Annual Meeting
Jay K. Kunkel	59	2017	President Asia, Executive Vice President, Tenneco Inc.	—	M	C	—	✓
Christine A. Tsingos (FE)	60	2017	Executive Vice President and CFO, Bio-Rad Laboratories	1	C		M	✓
Directors Continuing in Office until 2020 Annual Meeting
Jocelyn D. Chertoff M.D.	63	2017	Chair of Radiology, Dartmouth Hitchcock Medical Center	—	—	M	M	✓
Ruediger Naumann-Etienne	72	2017	Managing Director, Intertec Group	1	M	M	—	✓
Sunny S. Sanyal	54	2017	President and CEO, Varex	—	—	—	—	—
Directors Continuing in Office until 2021 Annual Meeting
Erich R. Reinhardt	72	2017	Former CEO & President, Siemens Healthcare	—	M	—	C	✓
Walter M Rosebrough, Jr.	64	2018	President and CEO, Steris plc	1	—	M	M	✓

(FE)	Audit Committee Financial Expert
C	Chair
NC	Nominating and Corporate Governance Committee
AC	Audit Committee
CC	Compensation and Management Development Committee
M	Member

Attendance

        The director nominees are both current directors, and all directors attended at least 75% of the aggregate of all fiscal year 2018 meetings of the Board of Directors (the "Board") and each committee on which he or she served. All of the directors then serving on the Board were present at our 2018 Annual Meeting of Stockholders.

Executive Compensation Advisory Vote

        See Proposal Two "Advisory Vote on the Compensation of Our Named Executive Officers" for more information.

        Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as described in this Proxy Statement.

Advisory Vote on the Frequency of Stockholder Advisory Vote on Executive Compensation

        See Proposal Three "Advisory Vote on the Frequency of Stockholder Advisory Vote on Executive Compensation" for more information.

        Our Board recommends that stockholders vote to recommend that the Company hold an advisory vote on the compensation paid to our Named Executive Officers every one year.

Approval of Auditors for Fiscal Year 2019

        See Proposal Four "Ratification of the Appointment of Our Independent Registered Public Accounting Firm" for more information.

        Our Board recommends that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019. Below is summary information about PricewaterhouseCoopers LLP's fees for services provided in fiscal years 2018 and 2017.

Fiscal Year	2018	2017
Audit fees	$3,002,134	$1,704,122
Audit related fees	$50,000	$13,485
Tax fees	$33,000	$61,000
All Other fees	$900	—

Total	$3,086,034	$1,778,607

2020 Annual Meeting

        Stockholder proposals submitted for inclusion in our 2020 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than September 4, 2019.

        Notice of stockholder proposals to be raised from the floor of the 2020 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 17, 2019 and no later than November 16, 2019.

GENERAL INFORMATION

Q:
Who is soliciting my proxy?

A:
The Company's Board is sending you this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2019 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting"). Certain of our directors, officers and employees also may solicit proxies on the Board's behalf by mail, telephone, email or fax or in person. We have hired Georgeson Inc., 480 Washington Blvd., Jersey City, New Jersey 07310, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:
Who is paying for this solicitation?

A:
We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:
What am I voting on?

A:
You will be voting on four proposals. Proposal One is for the election of Jay K. Kunkel and Christine A. Tsingos to the Board for a three-year term ending at the 2022 Annual Meeting of Stockholders.

  Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs") as described in this Proxy Statement.

  Proposal Three is an advisory vote on the frequency of an advisory vote on executive compensation.

  Proposal Four is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

Q:
Who can vote?

A:
Only our stockholders of record at the close of business on December 18, 2018 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement, the corresponding proxy form, and our Annual Report on Form 10-K for the fiscal year ended September 28, 2018) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

  As permitted by SEC rules, we will deliver one Annual Report or Proxy Statement to multiple stockholders sharing the same address unless we have received contrary instructions. We will, upon written or oral request, deliver a separate copy of our Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of our Annual Report or Proxy Statement was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of our Annual Report or Proxy Statement in the future. Stockholders wishing to receive a separate Annual Report or Proxy Statement in the future or stockholders sharing an address wishing to receive a single copy of our Annual Report or Proxy Statement in the future may contact us at investors@vareximaging.com or at:

Varex Imaging Corporation
Attention: Investor Relations
1678 South Pioneer Road
Salt Lake City, Utah 84104
(801) 972-5000

Q:
Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:
Yes, and doing so will help us further reduce the cost and environmental impact of our stockholder meetings. If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any other time at www.computershare.com/investor. If your shares are registered in street name, please check with your broker, bank or other nominee about how to receive future proxy materials by email. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise.

Q:
What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under "How do I vote and how do I revoke my proxy?" below.

Q:
How do I vote and how do I revoke my proxy?

A:
If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver's license or passport, and proof that you were a stockholder as of December 18, 2018, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

1.
Via the Internet.    You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

2.
Via Telephone.    If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

  3.
  Via Mail.    If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

  Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline (11:59 p.m. Eastern Time on February 13, 2019) by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

  If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option ("For," "Withhold Authority," or "Abstain" (for Proposal One), "For," "Against," or "Abstain" (for Proposals Two and Four), "Every one year," "Every two years," "Every three years," or "Abstain" (for Proposal Three)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide voting instructions on all or any voting proposal, the individuals named as proxyholders will vote your shares FOR the director nominees, FOR Proposal Two, every ONE YEAR for Proposal Three, and FOR Proposal Four. In that case, the proxyholders will have full discretion and authority to vote in the election of directors.

  If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the Proxy Statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank, or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you hold shares in street name and would like to revoke your proxy, you must follow the broker, bank, or other nominee's instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank, or other nominee holding your shares.

Q:
What is the deadline for submitting a proxy?

A:
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 13, 2019. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:
What constitutes a quorum?

A:
On the record date, we had 38,119,344 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:
What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions—If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum. Abstentions have no effect on the election of directors, but are included in the shares entitled to vote on Proposals Two, Three, and Four. On Proposals Two, Three, and Four, abstentions have the effect of a vote against the proposal.

  Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters,

  such as the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors and the executive compensation advisory proposals, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter.

Q:
What vote is needed?

A:
For Proposal One, the election of directors, a majority of the votes cast at the Annual Meeting at which a quorum is present shall elect the nominees for director. For purposes of the election of directors, a "majority of votes cast" means that the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election.

  For Proposals Two and Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required.

  For Proposal Three, if none of the frequency alternatives (one, two, or three years) receives the affirmative vote of a majority of the shares present at the Annual Meeting, we will consider the frequency that receives the highest number of votes to be the frequency that has been selected by our stockholders.

Q:
Is cumulative voting permitted for the election of directors?

A:
No, in accordance with our certificate of incorporation, you may not cumulate your votes for the election of directors.

Q:
What happens if the director nominees do not receive a majority of votes cast at the Annual Meeting?

A:
In an uncontested election, if a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, our Bylaws indicate that the director is to promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the "Nominating Committee") is then to make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is then to act on the tendered resignation, taking into account the Nominating Committee's recommendation, and publicly disclose its decision. Any director who tenders his or her resignation is not to participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If the director's resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director's resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our Bylaws.

Q:
Can I vote on other matters?

A:
You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our Bylaws limit the business conducted at any annual meeting to (1) business in the notice of the Annual Meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our Bylaws. Under our Bylaws, a stockholder must notify our Secretary in writing (at our Salt Lake City, Utah headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2020 Annual Meeting of Stockholders will be no earlier than October 17, 2019 and no later than November 16, 2019. The notice must give a brief description of the business to be brought before the Annual Meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our Bylaws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our Bylaws.

  We do not currently expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

Q:
When must I submit a proposal to have it considered for presentation in next year's proxy materials?

A:
To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2020 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Salt Lake City, Utah headquarters) a written proposal no later than September 4, 2019. The submission must contain the information required under Rule 14a-8 under the Exchange Act.

Q:
How do I suggest potential candidates for director positions?

A:
A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year's annual meeting, which for the 2020 Annual Meeting of Stockholders will be no earlier than October 17, 2019 and no later than November 16, 2019. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate's written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a "registrant," all as described in our Bylaws. The notice must also include certain additional information about and representations by, the stockholder and/or the beneficial owner, all as detailed in our Bylaws.

Q:
How does the Board select nominees for election to the Board?

A:
The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to companies listed on the NASDAQ Global Select Stock Market ("NASDAQ") and other regulatory requirements applicable to us. Please refer to "Proposal One—Election of Directors" and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Salt Lake City, Utah headquarters) as detailed in the question and answer above.

Q:
How may I communicate with the Board?

A:
Stockholders and other interested parties may communicate directly with the Board, the Board's Chairman or any other director or with the independent directors as a group or any other group of directors through the Board's Chairman by sending an email to boardofdirectors@vareximaging.com. Messages received will be forwarded to the appropriate director or directors.

Q:
When and where is the Annual Meeting being held?

A:
The Annual Meeting will be held on Thursday, February 14, 2019 at 4:30 p.m. Mountain Time at our headquarters at 1678 S. Pioneer Road, Salt Lake City, Utah 84104. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@vareximaging.com.

Q:
How can I find the results of the Annual Meeting?

A:
Preliminary results will be announced at the Annual Meeting. Final results will also be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE
ELECTION OF DIRECTORS

BOARD RECOMMENDATION

VOTE "FOR" THE NOMINEES

Our Board; Selection of Nominees

        Our Board is divided into three classes. Jay K. Kunkel and Christine A. Tsingos have terms expiring at the Annual Meeting; Ruediger Naumann-Etienne, Sunny S. Sanyal and Jocelyn D. Chertoff, M.D. have terms expiring at the 2020 Annual Meeting; and Erich R. Reinhardt and Walter M Rosebrough, Jr. have terms expiring at the 2021 Annual Meeting. Currently, directors are elected to a three-year term.

        As discussed above, the current terms of Mr. Kunkel and Ms. Tsingos will expire at the Annual Meeting. Mr. Kunkel and Ms. Tsingos have each been recommended by the Nominating Committee and nominated by the Board for election by the stockholders to a three-year term ending at the 2022 Annual Meeting.

        In accordance with our certificate of incorporation, commencing with our 2020 Annual Meeting we will begin to declassify our board as follows: (i) commencing with the class of directors standing for election at our 2020 Annual Meeting, directors will stand for election for a two-year term; (ii) commencing with the class of directors standing for election at our 2021 Annual Meeting, directors will stand for election for a one-year term; and (iii) commencing with our 2022 Annual Meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

        Our Nominating Committee is charged with identifying, evaluating and recommending director nominees to the full Board. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

  •
  Knowledge about our industries and technologies;

  •
  International business experience;

  •
  Cultural, gender, ethnic or age diversity;

  •
  Experience in financial oversight, and a strong reputation with the financial community;

  •
  Experience in business management and the potential to succeed top management in the event of unexpected necessary Board intervention;

  •
  Broad experience at the policy making level in business, government, education, technology or public interest; or

  •
  Business contacts, knowledge or influence useful to our business and product lines.

        We believe that all of our directors should be committed to enhancing stockholder value, represent the interests of all stockholders, and have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. The Board believes that directors who are full-time employees of other companies should not serve on more than three public company boards at one time, and that directors who are retired from full-time employment should not serve on more than four public company boards.

        When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee.

        The individuals named as proxyholders will vote your proxy for the election of the nominee directors unless you direct them to withhold your vote. If one or both nominees become unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

        Set forth below are the names and ages of the nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in their fields and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Three-Year Term Ending with the 2022 Annual Meeting:

Jay K. Kunkel Age: 59 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•

President Asia, Executive Vice President, Tenneco Inc., one of the world's largest manufacturers of ride performance and clean air products and systems for automotive and commercial vehicles (November 2018 -Present)

•

President Asia Pacific, Member of the Executive Counsel, and Company Officer, Lear Corporation, a global leader in automotive and e-systems (2013 - May 2018)

•

Positions at Continental AG

•

President Asia, Member of the Management Board (2007 - 2013)

•

President Asia, Automotive Systems Division, Member of the Management Board (2005 - 2007)

•

Director, SRP International Group Ltd.

•

Positions at PwC Financial Advisory Services

•

Head of Corporate Finance and M&A Advisory

•

Managing Director and Regional Leader of Automotive & Manufacturing Practice

•

Prior to joining PwC in 2000, held various positions at Visteon Automotive Systems, Mitsubishi Motor Sales of America and Chrysler Corporation

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience in manufacturing operations and the industrial market;

•

International experience, including in key markets in Asia;

•

Deep knowledge and core skills in corporate development and mergers and acquisitions; and

•

Expertise in project management and restructuring operations.

Committee Memberships • Audit Committee • Compensation and Management Development Committee (Chairman)

Christine A. Tsingos Age: 60 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•

Executive Vice President and Chief Financial Officer, Bio-Rad Laboratories, Inc., a leader in life science research and clinical diagnostics markets (2002 - Present)

•

Chief Operating Officer, Chief Financial Officer and consultant, Attest Systems, Inc., a leading software company in the IT asset management sector

•

Chief Financial Officer, Tavolo, Inc., a leading online retailer of specialty food, cookware and cooking-related content

•

Vice President and Treasurer, Autodesk, Inc., a leading developer of design software

•

Assistant Treasurer, The Cooper Companies, Inc., a global healthcare manufacturer of vision-related products

•

Other Current Public Company Board Memberships: Nanometrics, Inc., a manufacturer of semiconductor equipment

Experience, qualifications, attributes or skills supporting directorship

•

Expertise in finance, operations and financial reporting matters;

•

Extensive experience and critical insights in financial management, strategic planning, acquisitions, treasury and investor relations;

• Over 25 years of public company experience and a proven track record, including being named Bay Area CFO of the Year in 2010 and among the Most Influential Women in Business 2008 - 2012; and
• Service as chair of the audit committee and member of the compensation committee of a public manufacturing company.

Committee Memberships • Audit Committee (Chair) • Nominating and Corporate Governance Committee

Continuing Directors

Jocelyn D. Chertoff, M.D. Age: 63 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•

Positions at Dartmouth Hitchcock Medical Center

•

Chair of the Department of Diagnostic Radiology and
Vice President of the Regional Radiology Service Line (2015 - Present)

•

Interim Chair of the Department of Diagnostic Radiology (2014 - 2015)

•

Vice Chair (2004 - 2012)

•

Practicing Radiologist since 1991

Experience, qualifications, attributes or skills supporting directorship

•

Deep knowledge and experience in radiology;

•

Significant end-user perspective that provides guidance regarding product development activities, as well as assists with developing relationships with existing and prospective X-ray imaging system manufacturers; and

•

Experience serving on a number of non-profit boards and committees.

Committee Memberships • Compensation and Management Development Committee • Nominating and Corporate Governance Committee

Ruediger Naumann-Etienne, PhD Age: 72 Director Since: 2017 Chairman Since: 2017 Independent

Principal occupation, business experience and directorships

•

Owner and Managing Director, Intertec Group, an investment company specializing in the medical technology field (1989 - present)

•

Chairman of the Board of Directors, Cardiac Science Corporation, a provider of cardiology products (2006 - 2010)

•

Vice-Chairman of the Board of Directors, Cardiac Science Corporation

•

Chairman of Quinton Cardiology Systems, a predecessor Cardiac Science Corporation

• Other Current Public Company Board Memberships: IRIDEX Corporation, a provider of light-based medical systems and delivery devices

• Public Company Board Memberships in Past Five Years: Bio-Rad Laboratories, Inc., Encision Inc., and Varian Medical Systems, Inc.

Experience, qualifications, attributes or skills supporting directorship

•

Experience working in the medical device business for nearly three decades;

•

Experience working in senior business and finance executive roles with a leading electronics company for a decade;

•

Extensive experience with finance and mergers and acquisitions;

•

International experience, having lived and worked in Europe and Latin America, and gained fluency in four languages; and

•

Service as Chief Executive Director, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Committee Memberships • Audit Committee • Compensation and Management Development Committee

Erich R. Reinhardt, PhD Age: 72 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•

Advisor to the Chief Executive Officer of Siemens AG, a global technology company (2008 - 2011)

•

President and Chief Executive Officer, Siemens Healthcare, formerly Siemens Medical Solutions (1994 - 2008)

•

Member of Managing Board, Siemens AG (2001 - 2008)

•

Public Company Board Memberships in past five years: Varian Medical Systems, Inc.

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience and service in leadership roles at one of the world's leading technology companies;

•

Deep knowledge of marketing, government affairs, public policy and developing trends in networking and new media such as virtual collaboration, social media and information exchanges; and

•

Experience serving on the boards of directors (including of Medical Valley Europäische Metropolregion Nürnberg) and/or as a member of the compensation, nominating and corporate governance, strategy and IT committees of several public technology companies, a hospital, a university and a private company, and on the advisory board for two educational institutions.

Committee Memberships • Audit Committee • Nominating and Corporate Governance Committee (Chairman)

Walter M Rosebrough, Jr. Age: 64 Director Since: 2018 Independent

Principal occupation, business experience and directorships

•

President and Chief Executive Officer, Steris plc, a provider of infection prevention and other procedural products and services (2007 - Present)

•

Prior to joining Steris, served as President and Chief Executive Officer of Coastal Hydraulics, Inc.; also served in various executive positions, including Chief Executive Officer, at Hill-Rom, a global leader in patient support systems, therapeutic products, and workflow information technology

•

Other Current Public Company Board Memberships: Steris plc.

Experience, qualifications, attributes or skills supporting directorship

•

Service as a director and chief executive officer of a public company;

•

Over 30 years in the healthcare industry in various senior executive roles, including 25 years as chief executive officer;

•

Leadership experience in many major business functions, including product development, business development, manufacturing, finance, and marketing;

•

Experience leading ventures ranging in scale from start-up operations to multi-billion dollar multinational businesses; and

•

Service on the following healthcare industry boards: AAMI (Association for the Advancement of Medical Instrumentation), AdvaMed (Advanced Medical Technology Association), and MDMA (Medical Device Manufacturers Association).

Committee Memberships • Compensation and Management Development Committee • Nominating and Corporate Governance Committee

Sunny S. Sanyal Age: 54 Director Since: 2017

Principal occupation and business experience

•

President and Chief Executive Officer, Varex Imaging Corporation (January 2017 - Present)

•

Senior Vice President and President, Imaging Components, Varian Medical Systems, Inc. (2014 - January 2017)

•

Chief Executive Officer, T-System Inc., an information technology solutions and services provider (2010 - 2014)

•

Positions at McKesson Corporation, a healthcare services and information technology company

•

Chief Operating Officer, McKesson Provider Technologies

•

Group President, Clinical Information Systems division

•

Previous management positions with GE Healthcare, Accenture and IDX Systems Corporation

Experience, qualifications, attributes or skills supporting directorship

•

Extensive experience in medical device and healthcare industry;

•

Key insight into Varex through his leadership position within Varian's Imaging Components business before becoming our President and Chief Executive Officer; and

•

Significant public company operational experience.

Director Qualifications Matrix

        The following matrix is provided to illustrate the skills and qualifications of the nominated and continuing members of our Board and demonstrate our commitment to inclusiveness and diversity.

Governance of the Company

  Overview

        We are committed to strong corporate governance. Our governance policies and practices include:

  Ethical Conduct and Strong Governance

  •
  The Board's Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

  •
  The fundamental responsibility of the Board is to represent the interests of the stockholders of the Company. In fulfilling its responsibilities, the Board performs the following principal functions: (i) reviewing corporate strategy, annual operating budgets, mergers and acquisitions over a certain threshold and significant financings; (ii) providing general oversight of the Company's business; (iii) selecting, evaluating, and compensating the Company's Chief Executive Officer and other executive officers; (iv) evaluating and establishing Board processes, performance and compensation; (v) selecting directors; and (vi) monitoring legal and ethical conduct.

  •
  The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

  •
  We have a hotline for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and have established procedures for anonymous submission of these matters.

  •
  Each director is responsible for disclosing to the Nominating Committee and General Counsel situations that he or she reasonably believes give rise to a potential conflict of interest or related person transaction. The Board, upon recommendation of the Nominating Committee and after consultation with the Company's legal counsel, determines on a case-by-case basis or where it deems appropriate by specific category whether such a conflict of interest or related person transaction exists. Please refer to the discussion under "Certain Relationships and Related Transactions" for more information.

  •
  The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

  •
  Directors are expected to attend all stockholder meetings.

  •
  The Board encourages directors to participate in developmental continuing education programs applicable to their position as a director of the Company, including, but not limited to, those recommended by the Nominating Committee.

  Director Independence

  •
  The Company has an independent non-employee director as Chairman, and our Bylaws mandate that the roles of Chairman and Chief Executive Officer must be separated.

  •
  A majority of the Board members are independent of the Company and our management. The definition of "independent" is included in our Corporate Governance Guidelines, which can be found through the "Corporate Governance" link on the Investors page on our website at www.vareximaging.com.

  •
  All members of our Board committees—the Audit Committee, the Compensation and Management Committee (the "Compensation Committee"), and the Nominating Committee—are independent.

  •
  The Board added a new independent director to the Board in 2018.

  Majority Voting

  •
  The Company's Bylaws and Corporate Governance Guidelines include a majority voting standard for uncontested director elections. Under this standard, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each director shall be elected if the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director's election. Any incumbent director who is not re-elected by the majority voting standard will be required to tender his or her resignation promptly following the certification of the stockholders' vote. The Nominating Committee will consider such resignation and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee's recommendation within 90 days following the certification of the stockholders' vote and will promptly disclose publicly its decision regarding whether to accept the director's resignation.

  Board Structure

  •
  In accordance with our certificate of incorporation, commencing with our 2020 Annual Meeting we will begin to declassify our board as follows: (i) commencing with the class of directors standing for election at our 2020 Annual Meeting, directors will stand for election for a two-year term; (ii) commencing with the class of directors standing for election at our 2021 Annual

    Meeting, directors will stand for election for a one-year term; and (iii) commencing with our 2022 Annual Meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

  •
  The Board is committed to inclusiveness and diversity.

  •
  The Board does not believe that rotating committee members at set intervals should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Board member's committee membership for a longer period. However, for the Board's standing committees, our guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years, and rotating the Chairman of a committee as appropriate.

  •
  The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board's and committees' annual agenda includes review of, among other items, our long-term strategic plans and periodic reports on progress against these plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects, the evaluation of the Chief Executive Officer and management, and Board succession.

  Director & Executive Compensation

  •
  The Board has adopted stock ownership guidelines for our directors and executive officers. Each non-employee director is expected to own shares valued at five times the directors' annual retainer fee, with shares subject to deferred stock units ("DSUs") counting for this purpose. Our Chief Executive Officer is expected to own shares valued at six times base salary, our Chief Financial Officer at three times base salary, and each of our other executive officers at one times base salary. Individuals who become subject to these stock ownership guidelines are generally required to achieve the applicable ownership level within five years of first becoming subject to the guidelines.

  •
  The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

  Director Independence

        The Board has determined that Dr. Chertoff, Mr. Kunkel, Dr. Naumann-Etienne, Dr. Reinhardt, Mr. Rosebrough, and Ms. Tsingos are "independent" for purposes of the NASDAQ listing requirements and under our Corporate Governance Guidelines. Mr. Sanyal, our President and Chief Executive Officer, is an employee and therefore not "independent." The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Dr. Chertoff, Mr. Kunkel, Dr. Naumann-Etienne, Dr. Reinhardt, Mr. Rosebrough, and Ms. Tsingos has any material relationship, either direct or indirect, with us other than as a director and stockholder.

  Board Meetings

        The Board met six times in fiscal year 2018. Each of the Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Dr. Naumann-Etienne presiding at such meetings. We have three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2018. Directors are encouraged to attend meetings of committees on which they do not serve as members. All directors of the Company are strongly encouraged to attend our annual meeting of stockholders. All of the directors then serving on the Board were present at our 2018 Annual Meeting.

  Board Leadership Structure

        The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines and our Bylaws address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees, and meetings.

        Our Bylaws require that the Chairman of the Board be chosen from among the directors and may not be the Chief Executive Officer. The Board has determined that having Dr. Naumann-Etienne, who is "independent" within the meaning of the NASDAQ listing standards, serve as Chairman and Mr. Sanyal serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board's leadership structure.

  The Board's Role in Risk Oversight

        Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, and the Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as PricewaterhouseCoopers LLP, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, ethical compliance, regulatory, and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

        Each of our standing committees has a written charter approved by the Board that clearly establishes the committee's roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the "Corporate Governance" link on the Investors page on our website at www.vareximaging.com. Please note that information on, or that can be accessed through, our website is not part of these proxy soliciting materials, is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

 Audit Committee
Chair: Ms. Tsingos
Additional Members: Mr. Kunkel, Dr. Naumann-Etienne, and Dr. Reinhardt
Meetings in Fiscal Year 2018: 12

  Committee Functions:

  •
  Oversees our accounting and financial reporting process and audits of financial statements.

  •
  Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the Company that are related to financial statements, legal, regulatory and other similar matters, such as risks related to cybersecurity as well as the Company's related mitigation efforts.

  •
  Prepares the Audit Committee Report included in our proxy statement.

  •
  Reviews and approves our foreign exchange exposure management policy.

  •
  Reports to the Board the results of its monitoring and recommendations.

  •
  Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board's attention.

  Member Qualifications

        Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under NASDAQ listing requirements. The Board has determined that Ms. Tsingos is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the chief financial officer of Bio-Rad Laboratories since 2002 and as the chief financial officer of Attest Systems, Inc. between 2000 and 2002. The Board has determined that Mr. Kunkel is financially literate based on his experience as the head of corporate finance and M&A advisory at PwC, as well as other business experience. The Board has determined that Dr. Naumann-Etienne is financially literate based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments Inc. between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Dr. Reinhardt is also financially literate based upon his experience as the chief executive officer of Siemens Healthcare from 1994 to 2008, as well as other business experience.

Compensation and Management Development Committee
Chair: Mr. Kunkel
Additional Members: Dr. Chertoff, Dr. Naumann-Etienne, and Mr. Rosebrough
Meetings in Fiscal Year 2018: 7

  Committee Functions:

  •
  Discharges the Board's responsibilities relating to compensation of our executive officers.

  •
  Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

  •
  Oversees our stock and cash incentive plans.

  •
  Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

  •
  Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

        The Compensation Committee determines all compensation for our NEOs and certain other of the Company's officers. Before making decisions on compensation for individuals other than our Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each individual's performance and accomplishments over the prior year. Except for his own position, our Chief Executive Officer makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits for the designated officers. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for Chief Executive Officer pay. This proposal is also reviewed with the other independent members of the Board.

  Compensation Committee Advisors

        To independently assist and advise the Compensation Committee, the Compensation Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant since May 2018. From the time after the Company's separation from Varian until May 2018, the Compensation Committee engaged Pay Governance LLC ("Pay Governance") as its compensation consultant. The engagement with FW Cook is, and the engagement with Pay Governance was, exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. Neither FW Cook nor Pay Governance has any relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of both FW Cook and Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists that would prevent either company from independently representing the Compensation Committee.

        The compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair's request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee's decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

  Member Qualifications

        In addition to being independent, each member of the Compensation Committee is a "non-employee director" for purposes of the Exchange Act.

 Nominating and Corporate Governance Committee
Chair: Dr. Reinhardt
Additional Members: Dr. Chertoff, Mr. Rosebrough, and Ms. Tsingos
Meetings in Fiscal Year 2018: 4

  Committee Functions:

  •
  Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and protocol regarding conflicts of interest and related person transactions.

  •
  Identifies, evaluates, and recommends to the Board potential nominees to the Board, including those received from stockholders.

  •
  Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

  •
  Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

  •
  Oversees the annual review of director independence and evaluation of the Board's performance.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

BOARD RECOMMENDATION

VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

        Under Section 14A of the Exchange Act, which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), stockholders are able to vote to approve, on an advisory (non-binding) basis (an "Advisory Vote on Compensation"), the compensation of the NEOs as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section and the related executive compensation tables. Accordingly, we are asking stockholders to approve, on an advisory (non-binding) basis, the following advisory resolution at our Annual Meeting:

    "RESOLVED, that the compensation of the Company's named executive officers, as disclosed in the Annual Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables, and the other related tables and disclosure, is hereby APPROVED."

        The Board recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in achieving the Company's goals of attracting, retaining and motivating our executives, rewarding individual and Company performance and aligning the executives' long-term interests with those of the Company's stockholders.

        We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 31 of this Proxy Statement, as well as the related compensation tables and narrative, which provide detailed information on the Company's compensation policies and practices and the compensation of our NEOs.

        This "say-on-pay" vote is a non-binding advisory vote. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval of this proposal remains with the Board and the Compensation Committee.

Required Vote

        Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

Next "Say-on-Pay" Advisory Vote

        Subject to adoption by the Board of a frequency for "say-on-pay" advisory votes after taking into account the recommendation of stockholders pursuant to "Proposal Three—Advisory Vote on Frequency of Advisory Vote on Executive Compensation," the Board currently expects to hold its next advisory vote on executive compensation at the 2020 Annual Meeting.

PROPOSAL THREE
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

BOARD RECOMMENDATION

VOTE TO HOLD AN ADVISORY VOTE TO APPROVE EXECUTIVE
COMPENSATION EVERY "ONE YEAR"

Background to the Advisory Vote

        Section 14A of the Exchange Act provides that stockholders must be given the opportunity, at least once every six years, to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future Advisory Votes on Compensation at our annual meetings. By voting on this Proposal Three, you may indicate whether you would prefer that we hold an Advisory Vote on Compensation every one, two or three years or abstain from casting a vote on this proposal. It is our belief, and the Board's recommendation, that this vote occur every ONE YEAR.

Reason for the Board Recommendation

        Our Board has determined that an Advisory Vote on Compensation each year will allow our stockholders to provide timely, direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company's ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Required Vote

        With respect to this advisory proposal, if none of the frequency alternatives (one, two, or three years) receives the affirmative vote of a majority of the shares present in the Annual Meeting, we will consider the frequency that receives the highest number of votes to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Next "Say-on-Frequency" Advisory Vote

        The Board currently expects that the next advisory Say-on-Frequency vote will take place in connection with our 2025 Annual Meeting.

PROPOSAL FOUR
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Selection of the Accounting Firm

        The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2019, and we are asking you and other stockholders to ratify this appointment.

        The Audit Committee, which is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2018. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

        We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence promulgated by the SEC.

Principal Accountant Fees and Services

        The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 28, 2018 and September 29, 2017.

Fee Category	Fiscal Year 2018	Fiscal Year 2017
Audit Fees(1)	$3,002,134	$1,704,122	(5)
Audit-Related Fees(2)	50,000	13,485
Tax Fees(3)	33,000	61,000
All Other Fees(4)	900	—

Total Fees	$3,086,034	$1,778,607

(1)
Audit Fees.    Consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees.    Fees for 2018 consist primarily of reviews related to adoption of new accounting standards. Fees for 2017 consist primarily to the purchase of the medical imaging business of PerkinElmer, Inc. in May of 2017.

(3)
Tax Fees.    Consist of fees for tax compliance services provided to Varex in connection with transactions between the Company's subsidiaries.

(4)
All Other Fees.    Consist of fees for permitted services, other than those that meet the criteria above, to access an online accounting and financial information resource site.

(5)
Update to 2017 Fees.    Audit Fees for 2017 have been updated from the number included in the Company's proxy statement for the 2018 Annual Meeting to reflect an increase of $265,649 related to audit fees for the fiscal year 2017 audit that had not yet been billed at the time the proxy statement for the 2018 Annual meeting was mailed.

        The Audit Committee determined that PwC's provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal year 2018 and 2017 in accordance with the pre-approval policy discussed above.

Required Vote

        Ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending September 27, 2019 requires an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of PwC.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board (the "Audit Committee") consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of "independent director" and otherwise qualifies to be a member of the Audit Committee under NASDAQ listing requirements.

        The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2018 Audit Committee meeting.

        As required by the charter, the Audit Committee reviewed the Company's financial statements for fiscal year 2018 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

        In addition, the Audit Committee received the written disclosures and letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

        Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2018 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2018.

        Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

        The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for fiscal year 2019. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP's independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PricewaterhouseCoopers LLP's performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Christine A. Tsingos (Chair) Jay K. Kunkel Ruediger Naumann-Etienne Erich R. Reinhardt

 STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

        This table shows as of December 1, 2018: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each NEO and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 1678 S. Pioneer Road, Salt Lake City, Utah 84104. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2018 by the sum of the 38,119,344 shares of common stock outstanding on December 1, 2018, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2018.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
Blackrock, Inc.(1)	4,883,377	12.8%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.(2)	3,801,721	10.0%
100 Vanguard Blvd., Malvern, PA 19355
QV Investors, Inc.(3)	2,042,188	5.4%
Livingston Place, South Tower, Suite 1008, 222-3rd Avenue SW, Calgary, Alberta T2P 0B4
Directors, Nominees for Director and Named Executive Officers
Jocelyn D. Chertoff(4)	4,687	*
Brian W. Giambattista(5)	15,566	*
Kimberley E. Honeysett(6)	36,706	*
Jay K. Kunkel(7)	5,148	*
Carl E. LaCasce(8)	103,544	*
Ruediger Naumann-Etienne(9)	22,907	*
Erich R. Reinhardt(10)	34,569	*
Walter M Rosebrough, Jr.(11)	14,000	*
Sunny S. Sanyal(12)	493,105	1.3%
Christine A. Tsingos(13)	5,148	*
Clarence R. Verhoef(14)	186,519	*
All directors, nominees for director and named executive officers as a group (11 persons)	921,899	2.4%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2018.

(1)
Based on a Schedule 13G/A filed on January 19, 2018, Blackrock, Inc. has sole power to vote 4,803,566 of these shares and sole power to dispose of 4,883,377 of these shares.

(2)
Based on a Schedule 13G/A filed on September 10, 2018, The Vanguard Group, Inc. has sole power to vote 79,826 of these shares, shared power to vote 4,121 of these shares, sole power to dispose of 3,720,685 of these shares, and shared power to dispose of 81,036 of these shares.

(3)
Based on a Schedule 13G/A filed on February 15, 2018.

(4)
Amount shown includes 4,687 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)
Amount shown includes 15,566 shares that may be acquired under exercisable stock options.

(6)
Amount shown includes 35,458 shares that may be acquired under exercisable stock options. Also includes 1,195 shares held in a trust.

(7)
Amount shown includes 5,148 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)
Amount shown includes 86,404 shares that may be acquired under exercisable stock options.

(9)
Amount shown includes 13,436 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)
Amount shown includes 15,074 shares that may be acquired under exercisable stock options and 11,516 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)
Amount shown includes 14,000 shares held in a trust.

(12)
Amount shown includes 462,350 shares that may be acquired under exercisable stock options.

(13)
Amount shown includes 5,148 Deferred Stock Units that have vested but that are subject to deferred distribution.

(14)
Amount shown includes 170,446 shares that may be acquired under exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, except as set forth in the following paragraph, we believe that each person who at any time during the 2018 fiscal year was a director, executive officer or person holding more than 10% of our common stock filed the required reports on time.

        In February 2018, the Board changed its director compensation policy to provide that any new director joining the Board would automatically receive his or her first grant of Deferred Stock Units on the effective date of appointment, instead of having the grant occur after the first regularly scheduled Compensation Committee meeting following the effective date of the Director's appointment. Mr. Rosebrough was appointed to our Board effective April 20, 2018, and, in connection with his appointment, Mr. Rosebrough was automatically granted 3,603 Deferred Stock Units. However, due to a miscommunication regarding the recently adopted change in our director compensation policy, the Form 4 related to the 3,603 Deferred Stock Units was not filed until May 9, 2018.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

        We became a stand-alone, publicly traded company in January 2017 at the time of the Spin-off from Varian. Because the Spin-off was completed in the middle of a fiscal year, our executives were initially compensated under the Varian executive compensation program, which transitioned to the Varex executive compensation program for fiscal year 2018.

        The discussion in this section provides an overview of, and describes details regarding, the compensation programs for our NEO's and Board in fiscal year 2018. It includes a discussion of our business highlights, our philosophy, programs, governance, along with actual and target compensation received.

        In establishing the executive compensation program for fiscal year 2018, the Compensation Committee reviewed and revised our executive compensation program to better align its targeted results with the Company's business strategy and objectives as a stand-alone, publicly-traded company. In addition to the long-term incentive program outlined in the following paragraph and discussed in further detail elsewhere in this section, the Committee approved an annual cash incentive plan that incorporated financial measures of revenue, free cash flow, and EBITDA margin percentage performance measures as well as strategic performance measures.

        Our long-term incentive program was established with the objective of aligning executives with stockholders following the Spin-off. To ensure close alignment, the Compensation Committee approved a partially front-loaded equity grant strategy that established equity grants for fiscal years 2017, 2018, and 2019 as follows: 1) the Company established guideline annual equity values that approximated the median equity values of the identified peer group of companies for each Named Executive Officer; 2) fiscal year 2017 equity grants included the fiscal 2017 guideline value plus 30% of fiscal 2018 and fiscal 2019 guideline values; and 3) fiscal 2018 and fiscal year 2019 equity grants are offset by the portion front-loaded in fiscal year 2017 so that cumulative three-year awards are equal to three times the median annual guideline value. Over the three-year period, the equity award mix will be approximately 63% stock options and 37% restricted stock units ("RSUs").

Business Highlights

        Fiscal year 2018 saw a continuation of our revenue growth. However, we experienced a reduction of our profitability from the prior fiscal year resulting from contractions in our gross margin and operating margin. Nonetheless, we believe our business is well positioned for future growth.

        Our key operational and strategic accomplishments during fiscal year 2018 included:

  •
  We introduced approximately two dozen new and updated X-ray imaging products for medical and industrial applications in fiscal year 2018. Examples of these new products include a new digital detector technology platform that has competitive performance characteristics and is cost effective, and a new platform for linear accelerators for cargo and security inspection that has a much smaller footprint, making it lighter and suitable for mobile cargo screening applications. We also introduced a new family of digital detectors that have been incorporated into new X-ray imaging systems launched by one of our key OEM customers.

  •
  We are very encouraged by the progress our OEM customers in China are making as some of them are now transitioning from product development and regulatory approval to production of CT systems and hospital installations. Our CT tubes are being incorporated into new high-end, mid-tier and value segment CT scanners. In fiscal year 2018, we saw a ramp-up of shipments of CT tubes to our OEMs in China and expect shipments to more than double in fiscal year 2019.

  •
  The integration of the imaging business we acquired in May 2017 has been completed and we are moving ahead with the consolidation of certain operations. We are closing a detector research and development facility in London and discontinuing the manufacturing of amorphous silicon glass at our facility in Santa Clara, California. We are relocating the glass fabrication operations to a larger and more efficient facility in Colorado. We expect these actions to be substantially completed during the first quarter of fiscal year 2019.

  •
  We also realigned our customer-facing teams to better capitalize on opportunities in our Medical and Industrial business segments by dividing up our sales group into two seperate teams, each with dedicated leadership reporting directly to our Chief Executive Officer.

        Our financial results included:

  •
  Our revenues for fiscal year 2018 increased 11% from the prior year to $773 million. Medical segment revenue grew 8% and Industrial segment revenue grew 21%. We benefited from a full-year contribution of detector revenues from the acquired imaging business. We saw an increase in CT tube revenues, including those for OEM customers in China. We also saw continued growth in our connect and control products and software solutions. In addition, revenues grew for mammography and cardiac modalities, as well as industrial and security applications. Offsetting these improvements was a decline in 3D dental imaging detectors compared to the prior year.

  •
  Our net earnings for fiscal year 2018 were $28 million, or $0.72 per diluted share. Our adjusted net earnings for fiscal year 2018 were $50 million, or $1.30 per diluted share.

  •
  Cash flow from operations increased 15% to $85 million for fiscal year 2018. We used our strong free cash flow to reduce total debt outstanding by $96 million ending the year with $390 million of debt.

        We made progress on our 2018 key strategic goals used in our Executive Scorecard (discussed below under the heading "Key Changes to our Fiscal Year 2018 Compensation and Governance Programs") including:

  •
  We strengthened the team in China with the addition of a new general manager and expanded the operations in Wuxi, China.

  •
  We reduced the cost of product quality.

  •
  We successfully prepared for and passed an independent audit of our quality systems for compliance with Medical Device Single Audit Program (MDSAP).

  •
  We continued to focus on management development to create a culture of accountability and expanded our training programs.

Philosophy of Our Executive Compensation Programs

        The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

  •
  Key Talent.  The pay program should enable the Company to attract and retain individuals with the background, experience, and talent required to lead the development and successful implementation of the Company's business strategy.

  •
  Pay for Performance.  A high proportion of total compensation should be at risk for achievement of annual operating and strategic goals and for long-term value creation for stockholders.

  •
  Stockholder Alignment.  Long-term incentives should be awarded in the form of Company equity to directly align executive interests with those of stockholders.

  •
  Long-term Performance Orientation.  The mix of incentives should place emphasis on long-term sustainable growth and profitability.

  •
  Total Compensation Context.  Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers.

        The Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals and in terms of share price appreciation. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance and our own strategic goals. Our Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Program Overview

        This Compensation Discussion and Analysis focuses on the following executives who were our NEOs in fiscal year 2018:

Name	Title
Sunny S. Sanyal	President and Chief Executive Officer
Clarence R. Verhoef	Senior Vice President and Chief Financial Officer
Brian W. Giambattista	Senior Vice President and General Manager, Detectors
Kimberley E. Honeysett	Senior Vice President, General Counsel and Corporate Secretary
Carl E. LaCasce	Senior Vice President and General Manager, Industrial Imaging

        Each program component and the rationale for it are highlighted below:

Component	Purpose and Role
Base salary	• Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.
• Recognize sustained performance, capabilities, job scope, experience, and internal pay equity.
Annual cash incentives	• Motivate and reward achievement of annual financial results that drive stockholder value.
• Reward achievement of strategic goals that provide the foundation for future growth and profitability.
Stock options	• Align executives with stockholders on gains in equity value.
• Encourage retention and long-term thinking through time-based vesting over four years and a seven-year life.
Restricted stock units	• Align executives with stockholders through use of equity.
• Encourage executive retention and long-term thinking through time-based vesting over four years.
Executive benefits and perquisites	• Provide the same 401(k) and other benefits as non-executive employees.
• Provide a competitive retirement benefit by allowing executives to defer compensation pursuant to a non-qualified deferred compensation plan.

Pay for Performance

        Our executive compensation programs are heavily weighted towards performance-based compensation that provides a direct link between corporate performance and pay outcomes for our executives. Our programs also tie pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. The Compensation Committee regularly assesses our programs to ensure they are aligned with the Company's evolving business strategy and are effective in supporting the Company's talent needs.

  •
  Performance-Based Compensation Mix.  The target total direct compensation ("TDC") of our NEOs is comprised of four elements: base salary, annual incentives, long-term incentives and other compensation (benefits and perquisites). As illustrated by the segments in the following graphs, 85% of the target TDC of our Chief Executive Officer was performance-based and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For our other NEOs as a group, 75% of their target TDC was performance-based.

  •
  Use of rigorous performance goals in our annual incentive plan.  Target objectives required significant improvement over fiscal year 2017. As a result of our fiscal year 2018 performance and consistent with our pay for performance philosophy, executives earned between 30% - 49% of their target awards (41% for the Chief Executive Officer and 42% on average for all other NEOs).

  •
  Alignment of realizable pay and stockholders' returns.  The Compensation Committee carefully structures the compensation program to achieve alignment with stockholders, while providing target pay opportunities that are competitive with the market and appropriate to the specific contributions of each executive. Because 85% of our Chief Executive Officer's target TDC is tied to achievement of operating results and share price performance, it is valuable to assess the pay that is realizable as well as the pay opportunity. Our NEOs' TDC realizable for fiscal year 2018, which includes short-term incentives and the intrinsic value of long-term incentives granted in fiscal year 2018, was significantly lower than their fiscal year 2018 target TDC, which demonstrates alignment with stockholders as illustrated below:

	FY 2018 Realizable TDC(1)
												Difference
			Actual Annual Incentive		Option Value		RSU Value			FY 2018 Target TDC(2)
Name	Salary	+		+		+		=	Total		=	($)	(%)
Sunny S. Sanyal	$615,769		$256,665		$0		$812,998		$1,685,432	$3,344,864		$(1,659,432)	(50)%
Clarence R. Verhoef	$383,575		$71,652		$0		$208,645		$663,872	$1,157,595		$(493,723)	(43)%
Brian W. Giambattista	$337,966		$83,521		$0		$137,883		$559,370	$866,962		$(307,592)	(35)%
Kimberley E. Honeysett	$332,433		$77,959		$0		$126,563		$536,955	$829,335		$(292,380)	(35)%
Carl E. LaCasce	$337,546		$68,513		$0		$137,711		$543,770	$865,892		$(322,122)	(37)%

(1)
FY 2018 Realizable TDC is the sum of salary paid, annual incentive earned, and the intrinsic value of stock options and RSUs granted in fiscal year 2018 based on the closing share price on September 28, 2018 ($28.66).

(2)
FY 2018 Target TDC is the sum of salary paid, target annual incentive, and the grant value of long-term incentives.
  •
  Use of Strategic Goals.  Achievement of team and individual strategic goals represents 25% of the annual cash incentive opportunity for our executive officers. We believe this is a useful metric for rewarding achievement of key milestones in the implementation of our strategy, which includes growing market share in China, reducing cost of product failure, innovation in our products, successful launch of critical new products, and improvements in quality and operational excellence. The Compensation Committee carefully evaluates management's accomplishments relative to our key strategic goals.

Key Changes to our Fiscal Year 2018 Compensation and Governance Programs

        During fiscal year 2018, as part of our ongoing review of our compensation and governance programs and ongoing stockholder engagement, we added a team component to our short-term annual incentive plan through the use of an Executive Scorecard. This Executive Scorecard motivates all executives to accomplish a core set of shared goals.

        The Compensation Committee will continue to review the executive compensation program. For fiscal year 2019, we have added specific financial metrics to our short-term incentive program that must be achieved by participants who have solution line (business unit) responsibilities as we continued to align our executive incentives with the Company's business strategy.

Executive Compensation Practices Highlights

        A number of practices strengthen the alignment of our executive compensation program with the interests of our stockholders:

What we do		What we don't do
✓	Independent Compensation Committee	×	Routinely target pay above market median
✓	Independent compensation advisor	×	Provide tax gross ups or tax reimbursements
✓	NEOs employed "at will"	×	NEO employment contracts
✓	Robust CEO & NEO stock ownership guidelines	×	Permit directors and officers to engage in common stock margining, pledging or hedging
✓	Clawback policy that applies to our annual cash incentive plan and equity incentive plan	× ×	Provide excessive NEO perquisites Reprice and repurchase options
✓	Require NEOs to sell Company stock in the public market through a 10b5-1 trading plan	×	Egregious pension/supplemental NEO retirement plan payouts
✓ ✓ ✓ ✓ ✓	Annual compensation review and risk assessment

Annual stockholder "Say-on-Pay" vote

Award over 50% of long-term incentive value in option awards (over the course of Fiscal 2017 through Fiscal 2019)

Place caps on maximum payouts from our annual cash incentive plan

Annual review of succession plan

× × ×	Liberal change in control definition in individual contracts or equity plans which could result in payments to NEOs without an actual change in control occurring

Change in control severance payments without involuntary job loss or substantial diminution of duties

Excessive severance/change in control provisions that provide cash payments exceeding two and a half times base salary plus target/average/most recent bonus

How We Make Compensation Decisions

  Role of the Compensation and Management Development Committee.

        The Compensation Committee oversees the development and administration of our executive compensation programs, including the underlying philosophy and related policies. The Compensation Committee's responsibilities include:

  •
  determining the compensation and performance goals for our Chief Executive Officer,

  •
  determining the compensation and performance goals for our other Section 16 Officers (as so designated by the Company under Rule 16a-1(f) of the Exchange Act) and vice presidents reporting to the Chief Executive Officer,

  •
  determining a market peer group to ensure our executive compensation programs are competitive,

  •
  performing an annual risk assessment of our executive compensation programs, and

  •
  assessing our executive compensation programs annually to ensure that they are well aligned with the Company's evolving business strategy and are effective in supporting its talent needs.

        Role of the Chief Executive Officer.    The Chief Executive Officer makes recommendations to the Compensation Committee as requested on incentive plan design, financial and strategic performance goals, performance and compensation for other executives, and management transitions and succession. The Chief Executive Officer does not make recommendations regarding his own compensation or Board compensation.

        Role of the Compensation Consultant.    For fiscal year 2018, the Compensation Committee retained Pay Governance (until May 2018), and FW Cook (from May 2018), both nationally-recognized independent compensation consulting firms, to advise on certain compensation matters. Neither firm provides other services to the Company or the Company's management.

        Pay Governance advised the Compensation Committee with respect to fiscal year 2018 compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking, incentive plan design, and relevant Proxy Statement disclosure. After a comprehensive review of external consultants, the Compensation Committee decided to appoint FW Cook to advise the Committee for fiscal year 2019 decisions.

        The Compensation Committee has determined that both FW Cook and Pay Governance are independent, and the services provided by FW Cook and Pay Governance during fiscal year 2018 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

        Setting Executive Compensation.    Generally, in determining base salary, target annual incentives and guidelines for long-term equity awards, the Compensation Committee considers several factors including, but not limited to the executive's:

  •
  role, including the scope and complexity of responsibilities

  •
  experience and capabilities;

  •
  contributions or responsibilities beyond the typical scope of the role;

  •
  individual performance and internal equity; and

  •
  competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

        Peer Group and Market Analysis.    The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee reviews executive pay relative to the median pay of comparable positions in peer group companies and, as appropriate, compensation survey data. The Compensation Committee's Consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. The Compensation Committee relied on peer group data obtained in fiscal year 2017 for its pay decisions in fiscal year 2018. The peer group companies compete in the healthcare equipment and supplies and electronic equipment instruments and components industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Healthcare Equipment & Supplies	Electronic Equipment Instruments and Components
ABIOMED, Inc.	Cognex Corporation
Accuray, Inc.	Coherent, Inc.
Analogic Corporation	Daktronics, Inc.
Angio Dynamics, Inc.	FLIR Systems, Inc.
CONMED Corporation	National Instruments Corporation
Integer Holding Corporation (Greatbatch)	Novanta, Inc.
Integra Life Sciences Holdings Corporation	OSI Systems, Inc.
Masimo Corporation	CTS Corporation
Merit Medical Systems, Inc.
NuVasive, Inc.

        At the time the peer group was selected, Varex had annual revenue (based on the most recent four quarters) and market capitalization (as of March 31, 2017) near the median of the peer group. Further detail on the peer group is as follows:

		Peer Group
Company Scope	Varex	Low	Median	High
Revenue ($M)	640	213	649	1,920
Market Capitalization at time of selection ($M)	1,216	405	1,232	3,649

Fiscal Year 2018 Compensation Program and Pay Decisions

        Base Salaries.    The Compensation Committee reviews base salaries of our NEOs annually but primarily adjusts salaries in recognition of significant increases in position responsibilities, demonstrated capabilities, and sustained individual performance. Gaps in internal pay equity or external pay competitiveness are also considered. For fiscal year 2018, the Compensation Committee increased the base salaries of each NEO in consideration of their consistent effectiveness in executing the business strategy.

Name	FY2017 Base Salary (effective January 1, 2017)		FY2018 Base Salary (effective December 16, 2017)	Percentage Increase
Sunny S. Sanyal	$600,000		$620,000	3.3%
Clarence R. Verhoef	$375,000		$385,875	2.9%
Brian W. Giambattista	$330,000	(1)	$339,993	2.9%
Kimberley E. Honeysett	$325,000		$334,425	2.9%
Carl E. LaCasce	$330,000		$339,570	2.9%

(1)
Annual base salary effective May 1, 2017

        Annual Cash Incentives.    Our NEOs receive annual incentives through our Management Incentive Plan ("MIP"), which rewards our executive officers for the achievement of predetermined annual financial and strategic goals. For fiscal year 2018, these goals were intended to comply with the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"). With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements.

        On December 7, 2017, the Compensation Committee set the fiscal year 2018 performance goals under the MIP for the NEOs and certain other executive officers. For fiscal year 2018, the Compensation Committee established a pool of funds equal to 1.25% of our fiscal year 2018 EBIT results (the "MIP Bonus Pool") to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executive officers less than their corresponding maximum share of the MIP Bonus Pool based on the financial performance measures, team and individual strategic goals summarized below. The corresponding maximum share of the MIP Bonus Pool was the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Bonus Pool, which is defined in the table below for each NEO.

        The Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual's salary, at year end corresponding with each individual's position and responsibilities with the Company and competitive pay practices. The target incentive opportunities are reviewed by the Compensation Committee each year. There were no changes to the target incentive opportunity percentages for fiscal year 2018.

		MIP Target		MIP Maximum (lesser of the following)
Name	Base Salary	% of Base Salary	Amount	% of Base Salary	As a % of MIP Bonus Pool
Sunny S. Sanyal	$620,000	100%	$620,000	200%	35%
Clarence R. Verhoef	$385,875	60%	$231,525	120%	18%
Brian W. Giambattista	$339,993	50%	$169,996	100%	13%
Kimberley E. Honeysett	$334,425	50%	$167,213	100%	13%
Carl E. LaCasce	$339,570	50%	$169,785	100%	13%

        75% of the MIP opportunity is based on financial measures and 25% is based on strategic measures. Both portions have potential funding of between 0% and 200% of target. The strategic portion includes an Executive Scorecard that applies to all executive officers as well as an individual modifier that is determined based on achievement of pre-established individual goals. The individual modifier applies to all executive officers except for our Chief Executive Officer, who is evaluated entirely on performance against financial measures and the Executive Scorecard. The mechanics for calculating the fiscal year 2018 MIP awards was as follows:

FY 2018 MIP Framework

        Financial Portion—On November 13, 2017, the Compensation Committee set the fiscal year 2018 financial performance goals under the MIP for the NEOs and certain other executive officers. For fiscal year 2018, the Compensation Committee selected Revenue, EBITDA % and Free Cash Flow as the equally-weighted financial performance measures because it believes that these measures drive our stock market value. Each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set.

        The payout percentages for all three financial metrics were determined in accordance with the table below. Results between indicated levels in the table are interpolated on a straight line basis.

		FY 2018 Goals
							FY 2018 Payout Based on Achievement (% Target)
MIP Financial Component	Weighting (% Total)	Threshold Performance- 50% payout	Target Performance- 100% payout	Maximum Performance- 200% payout	Actual Performance ($M)	Percentage Achieved
Revenue	25%	$720	$800	$840	$772	96.5%	82.0%
EBITDA Margin %	25%	17.5%	18.0%	18.8%	13.7%	76.0%	0.0%
Free Cash Flow	25%	$72	$80	$90	$69	86.2%	0.0%

Weighted Financial Payout (% of total opportunity):							20.5%

        The fiscal year 2018 goals were rigorous, which is illustrated by: 1) the fact that the EBITDA and free cash flow portions funded at zero and 2) the following year-over-year growth rates were required to achieve target performance.

MIP Financial Component	FY 2017 Actual	FY 2018 Target	% Increase
Revenue ($M)	$698	$800	14.6%
EBITDA Margin (%)	17.30%	18.00%	4.0%
Free Cash Flow ($M)	$58	$80	37.9%

        Executive Scorecard Portion—On December 7, 2017, the Compensation Committee approved the Executive Scorecard goals. Components and related actual achievement for the Executive Scorecard portion of the MIP, which was weighted as 25% of the total annual incentive opportunity, were as follows:

MIP Executive Scorecard Component	Weighting (% Total)	FY 2018 Payout Based on Achievement (% Target)
Execute Sales Plan for China	10%	99.0%
Reduce Cost of Warranty, Rework & Scrap	10%	60.0%
FDA Audit Readiness	5%	100.0%

Weighted Executive Scorecard Payout:		20.9%

        Fiscal Year 2018 Payouts—The Compensation Committee evaluated the performance of Mr. Sanyal and determined his award for achieving the goals in its sole discretion. The Compensation Committee reviewed their recommendation with the full Board. Mr. Sanyal submitted recommendations with respect to each of the other NEOs based on their achievement of individual goals in addition to the scoring of the Financial and Executive Scorecard potions of the MIP. Final determination of awards was made by the Compensation Committee, with payouts as calculated in the following table:

        Long-Term Incentive Compensation.    An important objective of our compensation program is aligning the interests of our executive officers with those of our stockholders. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards. We also believe that equity compensation helps motivate executive officers to drive long-term profitable growth because they will be rewarded with increased equity value and assists in the retention of executive officers who may have significant value in unvested equity awards.

        Our long-term incentive program was put into place in fiscal year 2017 with the objective of aligning executives with stockholders following the Spin-off without granting excessive compensation opportunities. It is a three-year program covering awards made in fiscal years 2017 through 2019 (the "Fiscal 2017 through 2019 LTI Program"). The program includes a partially front-loaded equity grant strategy, whereby: 1) the Compensation Committee established guideline annual equity values for each Named Executive Officer; 2) fiscal 2017 equity grants included the fiscal 2017 guideline value plus 30% of fiscal year 2018 and fiscal year 2019 guideline values; and 3) fiscal year 2018 and fiscal year 2019 equity grants are offset by the portion front-loaded in fiscal year 2017 so that cumulative three-year awards are equal to three times the average annual guideline value. Over the three years in total, the resulting equity award mix will be approximately 63% stock options and 37% RSUs. All awards are granted under the Company's 2017 Omnibus Stock Plan ("2017 Omnibus Stock Plan"). The Fiscal 2017 through 2019 LTI Program is illustrated as follows:

        Executive officers' annual guideline LTI values are established as a percentage of salary, which in fiscal year 2018 was 485% for Mr. Sanyal, 200% for Mr. Verhoef, 150% for Mr. LaCasce, and 140% for Ms. Honeysett and Mr. Giambattista.

        Stock options granted to the NEOs under the Fiscal 2017 through 2019 LTI Program vest over four years, with 25% of the shares covered by the stock option vesting one year after grant and the remainder vesting in equal monthly increments over the following 36-month period.

        RSUs granted to the named executive officers under the Fiscal 2017 through 2019 LTI Program vest over four years, with 25% of the shares covered by the award vesting on each of the first four anniversaries of the grant date.

        Vesting of the stock option and RSU awards will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed or continued or upon termination or change in control.

        Set forth below are the individual NEO annual and guideline LTI grant values under the Fiscal 2017 through 2019 LTI Program, where guideline annual awards for the five NEOs in total approximated the peer 55th percentile:

	LTI Grant Value
Name	FY 2017(1)(2)		+	FY 2018	+	Estimated FY 2019(3)	=	Estimated Total (FY 2017 - 2019)			=	3-Year Avg. Guideline
Sunny S. Sanyal	$4,655,993			$2,104,864		$2,104,864		$8,865,721	÷	3 years		$2,955,240
Clarence R. Verhoef	$1,200,010			$540,195		$540,195		$2,280,400	÷	3 years		$760,133
Brian W. Giambattista	$471,000	(4)		$356,973		$356,973		$1,184,946	÷	3 years		$394,982
Kimberley E. Honeysett	$649,986			$327,698		$327,698		$1,305,382	÷	3 years		$435,127
Carl E. LaCasce	$792,007			$356,538		$356,538		$1,505,083	÷	3 years		$501,694

(1)
Includes partial front load of FY 2018 and FY 2019 LTI awards.

(2)
Excludes grant value of Varian awards converted into Varex awards at the time of Spinoff.

(3)
Assumed to be equal to fiscal year 2018 actual grant values and is subject to adjustment.

(4)
Fiscal year 2017 award was pro-rated due to partial year of employment.

        The NEOs fiscal year 2018 awards, as granted under the Fiscal 2017 through 2019 LTI Program, were granted in an equal mix of stock options and RSUs, as summarized in the table below. The grant date fair value of each award was determined using the Black-Scholes model for stock options and was based on the closing price of the Company's common stock on the date of grant for RSUs. Additional information about equity awards granted in fiscal year 2018 is provided below in the Grants of Plan-Based Awards table.

	FY18 LTI Grant Value
Name	Stock Options	+	RSUs	=	Total
Sunny S. Sanyal	$1,052,448		$1,052,416		$2,104,864
Clarence R. Verhoef	$270,107		$270,088		$540,195
Brian W. Giambattista	$178,485		$178,488		$356,973
Kimberley E. Honeysett	$163,864		$163,834		$327,698
Carl E. LaCasce	$178,272		$178,266		$356,538

        Other Elements of Executive Compensation.    Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

        Deferred Compensation Plan.    NEOs and other highly compensated U.S. employees may make voluntary contributions to the Varex Imaging Corporation 2016 Deferred Compensation Plan (the "DCP"). The Company does not contribute into the DCP.

        Group Benefits and Other Perquisites.    Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees such as group life insurance and company matching of 401(k) contributions of 100% of contributions up to 6% of eligible compensation. In addition, the Chief Executive Officer and the Chief Financial Officer can be reimbursed for financial counseling expenses of up to $10,000 and other NEOs up to $7,500. In addition, all NEOs receive reimbursement of up to $4,000 for an annual executive physical.

        The Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites.

        Change in Control Agreements.    We currently have change-in-control agreements with all our NEOs as well as with four other executives. We entered into these agreements to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive's cash and equity compensation.

        Each change-in-control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include tax gross up payments for excise taxes imposed by Section 4999 of the Code.

        The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are "double-trigger" meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

  (1)
  Be terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

  (2)
  Terminate employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

        For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to "—Potential Payments upon Termination or Change in Control" below.

Executive Compensation Governance Policies

        Stock Ownership Guidelines.    As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
CFO	3x
Other corporate officers	1x

        The program counts as stock ownership shares owned and unvested RSUs. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase, or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming a NEO. As of the date of this Proxy Statement, all the NEOs met the guidelines or were on track to comply in the relevant timeframe.

        Recoupment (or "Clawback") Policy.    The Board has adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

        This recoupment policy is incorporated into the provisions of our MIP and 2017 Omnibus Stock Plan. Under our current stock option agreements, if an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

        Prohibition on Pledging Company Securities and Insider Trading Policy.    The Board has approved a corporate insider trading policy to prohibit officers and directors from purchasing Company securities on margin and borrowing against Company securities, and to prohibit officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls, other derivatives and hedging transactions. In addition, our NEOs are required to sell Company stock through a 10b5-1 trading plan.

        Equity Grant Practices.    The Compensation Committee typically approves grants of equity awards to selected newly-hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire.

        Special grants to continuing employees, such as for promotions or retention purposes, are typically approved on the date of the first regularly scheduled quarterly Compensation Committee meeting following the recommendation to make a special grant. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us.

        The date of grant of an equity award is the date of approval by the Compensation Committee. However, if on any date of grant our trading "blackout" is in effect or if our management knows of material, non-public information about the Company, any equity awards to be made will be granted effective as of the close of the business day after the "blackout" expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our standard quarterly "blackout" period begins two weeks prior to the end of each fiscal quarter (i.e. before the stock markets open on the second Monday prior to the last day of each fiscal quarter) and ends two full business days after the Company publicly releases its quarterly financial and operational results for the quarter.

        The exercise price of our stock options is the closing price of our common stock on NASDAQ on the date of grant. If the date of grant falls on a day upon which NASDAQ is closed, then the exercise price is the closing price of our common stock on the next trading date. The 2017 Omnibus Stock Plan explicitly prohibits the repricing of stock options without prior stockholder approval.

        Compensation Risk Management.    The Compensation Committee's annual review and approval of the Company's compensation philosophy and strategy includes the review of compensation-related risk. In fiscal year 2018, the Compensation Committee's consultant reviewed the Company's compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee's consultant reported that the programs provide an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight and discretion by the Compensation Committee.

        The report also determined that the Company's principal sales incentive plan is based on measurable and verifiable goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

        The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this CD&A safeguard against excessive risk taking:

  •
  Stock ownership requirements,

  •
  Recoupment policy,

  •
  Prohibitions on employees engaging in any speculative transactions in Company securities, such as hedging,

  •
  Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan,

  •
  Executive bonus payouts are based in large part on financial performance metrics that drive stockholder value, and

  •
  All equity awards have vesting requirements that align employees' interests with stockholders.

        Tax Deductibility.    Section 162(m) of the Code ("Section 162(m)") places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as "performance-based" under Section 162(m). With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation and Management Development Committee Report.

        The Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Varex Imaging Corporation (the "Company") has reviewed and discussed with management the "Compensation Discussion and Analysis" section of the Proxy Statement for the 2019 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2019 Annual Meeting of Stockholders and Annual Report on Form 10-K.

      Jay Kunkel (Chair)
      Jocelyn Chertoff
      Ruediger Naumann-Etienne
      Walter M Rosebrough, Jr.

Summary Compensation Table

        The following table sets forth certain information about the compensation of the NEOs for each of the years during which such individuals were NEOs.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Sunny S. Sanyal	2018	615,769	—		1,052,416	1,052,448	256,665		24,134	3,001,432
President and Chief Executive	2017	567,408	—		1,164,008	4,160,806	630,000	—	37,414	6,559,636
Officer	2016	538,329	—		1,195,993	364,005	380,946	—	78,659	2,557,932
Clarence R. Verhoef	2018	383,575	714	(6)	270,088	270,107	71,652		28,906	1,025,042
SVP and Chief Financial	2017	361,114	—		300,015	1,057,403	247,500	—	123,439	2,089,471
Officer	2016	361,432	—		433,279	216,670	175,353	—	36,725	1,223,459
Brian W. Giambattista	2018	337,966	—		178,488	178,485	83,522		14,970	793,431
SVP and General Manager—X-Ray Detectors
Kimberley E. Honeysett	2018	332,433	208	(6)	163,834	163,864	77,959		20,504	758,802
SVP, General Counsel and	2017	310,491	25,000		162,486	487,500	178,750		352,515	1,516,742
Corporate Secretary
Carl E. LaCasce	2018	337,546	—		178,266	178,272	68,513		18,926	781,523
SVP and General Manager—
Industrial

(1)
Includes base salary earned by each NEO during fiscal year 2017 and 2018 while employed by the Company and includes base salary earned by Messrs Sanyal and Verhoef during fiscal year 2016 while employed by Varian.

(2)
This column represents (i) the aggregate grant date fair value of RSU awards granted to the NEOs by the Company during fiscal years 2018 and 2017, (ii) the aggregate grant date fair value of RSU awards granted to Mr. Sanyal and Mr. Verhoef by Varian during fiscal year 2016, and (iii) the aggregate grant date fair value of performance stock unit ("PSU") awards granted to Mr. Sanyal and Mr. Verhoef by Varian during fiscal year 2016, computed in each case in accordance with Accounting Standards Codification ("ASC") 718, "Compensation—Stock Compensation" ("ASC 718").

The grant date fair value for RSU awards granted in fiscal years 2018 and 2017 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. The grant date fair value for RSU awards granted during fiscal year 2016 was determined using the closing price of Varian's common stock on the grant date multiplied by the number of shares subject to the award. See Note 1 ("Summary of Significant Accounting Policies") and Note 13 ("Employee Stock Plans") to our consolidated financial statements as reported in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018 for additional discussion of the valuation of our stock awards.

These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(3)
This column represents (i) the aggregate grant date fair value of stock option awards granted to the NEOs by the Company during fiscal years 2017 and 2018 and (ii) the aggregate grant date fair value of stock option awards granted to Mr. Sanyal and Mr. Verhoef by Varian during fiscal year 2016, computed in each case in accordance with ASC 718. The assumptions used to calculate these amounts for fiscal year 2018 are set forth in Note 1 ("Summary of Significant Accounting Policies") and Note 13 ("Employee Stock Plan") of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2018. The assumptions used to calculate these amounts for fiscal year 2017 are set forth in Note 12 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2017. The assumptions used to calculate these amounts for fiscal year 2016 are set forth in Note 12 of the Notes to Consolidated Financial Statements included in Varian's Annual Report on Form 10-K for fiscal year 2016. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that was or may ultimately be realized by the NEOs.

(4)
This column represents annual cash incentives earned for fiscal year 2018 referred to in this Proxy Statement as the MIP and as discussed in "Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Program and Pay Decisions—Annual Cash Incentives."

(5)
Set forth in the table below are the material components of the "All Other Compensation" column for fiscal year 2018.

Name	Company Contributions to 401(k)(a)	Other(b)(c)
Sunny S. Sanyal	$14,199	$9,935
Clarence R. Verhoef	$17,281	$11,625
Brian W. Giambattista	$13,345	$1,625
Kimberley E. Honeysett	$17,669	$2,835
Carl E. LaCasce	$18,926	—

(a)
Amount represents Company matching contributions to the NEO's contributions to the Company's 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings.

(b)
Amount includes reimbursement of financial counseling expenses for Mr. Sanyal, Mr. Verhoef and Ms. Honeysett.

(c)
Also includes reimbursement for the cost of an annual executive physical exam for Mr. Verhoef and Mr. Giambattista.
(6)
Represents a years of service award for Mr. Verhoef and a wellness appreciation award given to Ms. Honeysett through the Company's internal spot bonus program.

Grants of Plan-Based Awards for 2018

        The following table provides information on plan-based awards made in fiscal year 2018 to each of our NEOs:

						All Other Option Awards: # of Securities Underlying Options(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: # of Shares of RSUs(2)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold(1)	Target(1)	Maximum(1)
Sunny S. Sanyal		$232,500	$620,000	$1,240,000
	2/15/2018				28,367			$1,052,416
	2/15/2018					89,115	$37.10	$1,052,448
Clarence R. Verhoef		$86,822	$231,525	$463,050
	02/15/2018				7,280			$270,088
	02/15/2018					22,871	$37.10	$270,107
Brian W. Giambattista		$63,749	$169,996	$339,993
	2/15/2018				4,811			$178,488
	2/15/2018					15,113	$37.10	$178,485
Kimberley E. Honeysett		$62,705	$167,213	$334,425
	2/15/2018				4,416			$163,834
	2/15/2018					13,875	$37.10	$163,864
Carl E. LaCasce		$63,669	$169,785	$339,570
	2/15/2018				4,805			$178,266
	2/15/2018					15,095	$37.10	$178,272

(1)
These columns represent the potential awards under the Varex MIP for fiscal year 2018 as further discussed in "—Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Program and Pay Decisions—Annual Cash Incentives".(1) The dollar value of the actual bonus award earned for fiscal year 2018 for each NEO is set forth in the Summary Compensation Table (refer to "—Summary Compensation Table" above). As such, the amounts set forth in this column do not represent the actual compensation earned by any of the NEOs for fiscal year 2018.

(2)
Each RSU award was granted under the 2017 Omnibus Stock Plan and vests in four equal annual increments beginning on February 15, 2019. Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "—Potential Payments Upon Termination or Change in Control."

(3)
Each stock option award was granted under the 2017 Omnibus Stock Plan at an exercise price equal to the closing price (fair market value) of the underlying shares on the grant date and will expire seven years from the grant date, unless NEO employment with the Company or an affiliate terminates earlier. One-fourth of the stock option grant vests on February 15, 2019 and the remainder vests monthly during the following 36-month period. Vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or good reason in the change of control context.

  Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "—Potential Payments Upon Termination or Change in Control."

(4)
This column represents the aggregate grant date fair value of RSU and stock option grants to the NEOs computed in accordance with ASC 718. The grant date fair value for RSU awards granted in fiscal year 2018 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. The assumptions used to calculate the grant date fair value of each stock option grant are set forth under the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal year 2018. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2018:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sunny S. Sanyal	2/21/2014	111,330	(5)	—		27.77	2/21/2021	—		—	—	—
	2/13/2015	70,503	(6)	—		30.74	2/13/2022	—		—	—	—
	2/12/2016	69,128	(7)	11,152	(7)	25.17	2/12/2023	—		—	—	—
	2/16/2017	12,467	(8)	—		31.08	2/16/2024	—		—	—	—
	2/16/2017	—		34,889	(9)	31.08	2/16/2024	—		—	—	—
	2/16/2017	—		34,254	(9)	31.08	2/16/2024	—		—	—	—
	2/16/2017	156,957	(10)	239,568	(10)	31.08	2/16/2024	—		—	—	—
	2/15/2018	—		89,115	(12)	37.10	2/15/2025	—		—	—	—
	2/12/2016							2,756	(13)	78,987	—	—
	2/16/2017							28,089	(14)	805,031	—	—
	2/15/2018							28,367	(16)	812,998	—	—

		420,385		408,978				59,212		1,697,016	—	—

Clarence R. Verhoef	11/9/2012	21,047	(4)	—		$22.84	11/9/2019	—		—	—	—
	2/21/2014	22,063	(5)	—		$27.77	2/21/2021	—		—	—	—
	2/13/2015	27,116	(6)	—		$30.74	2/13/2022	—		—	—	—
	2/12/2016	41,147	(7)	6,639	(7)	$25.17	2/12/2023	—		—	—	—
	2/16/2017	4,795	(8)	—		$31.08	2/16/2024	—		—	—	—
	2/16/2017	—		14,537	(9)	$31.08	2/16/2024	—		—	—	—
	2/16/2017	40,452	(10)	61,745	(10)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	—		22,871	(12)	$37.10	2/15/2025	—		—	—	—
	2/12/2016							2,871	(13)	82,283	—	—
	2/16/2017							7,240	(14)	207,498	—	—
	2/15/2018							7,280	(16)	208,645	—	—

		156,620		105,792				17,391		498,426	—	—

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian W. Giambattista	5/25/2017	12,452	(11)	24,907	(11)	$34.13	5/15/2024			—	—	—
	2/15/2018	—		15,113	(12)	$37.10	2/15/2025			—	—	—
	5/25/2017							2,588	(15)	74,172	—	—
	2/15/2018							4,811	(16)	137,883	—	—

		12,452		40,020				7,399		212,055	—	—

Kimberley E. Honeysett	2/12/2016	7,911	(7)	1,278	(7)	$25.17	2/12/2023	—		—	—	—
	2/16/2017	21,912	(10)	33,445	(10)	$31.08	2/16/2024	—		—	—	—
	2/15/2018	—		13,875	(12)	$37.10	2/15/2025	—		—	—	—
	2/12/2016							1,105	(13)	31,669	—	—
	2/16/2017							3,921	(14)	112,376	—	—
	2/15/2018							4,416	(16)	126,563	—	—

		29,823		48,598				9,442		270,608	—	—

Carl E. LaCasce	11/9/2012	13,530	(4)	—		$22.84	11/9/2019			—	—	—
	2/21/2014	13,790	(5)	—		$27.77	2/21/2021			—	—	—
	2/13/2015	12,472	(6)	—		$30.74	2/13/2022			—	—	—
	2/12/2016	12,659	(7)	2,044	(7)	$25.17	2/12/2023			—	—	—
	2/16/2017	26,698	(10)	40,752	(10)	$31.08	2/16/2024			—	—	—
	2/15/2018	—		15,095	(12)	$37.10	2/15/2025			—	—	—
	2/12/2016							1,767	(13)	50,642	—	—
	2/16/2017							4,779	(14)	136,966	—	—
	2/15/2018							4,805	(16)	137,711	—	—

		79,149		57,891				11,351		325,319	—	—

(1)
For stock options and RSU awards reflected in these columns, vesting will occur only if the NEO is employed by the Company or an affiliate through each vesting date, except in cases involving death, disability, or termination without cause or for good reason in the change of control context. In addition, unvested stock option and RSU awards originally granted by Varian will continue to vest according to the original vesting schedule if the NEO terminates his or her employment due to retirement. Additionally, such awards will accelerate in the event of certain corporate transactions if such awards are not assumed, continued or substituted. See "Potential Payments Upon Termination or Change in Control."

(2)
All stock option awards are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of the Company's common stock on the date of grant.

(3)
This column is based on the closing price of the Company's common stock as of September 28, 2018 ($28.66).

(4)
These stock options fully vested on 11/11/2015 based on a vesting schedule that provided for 33 1/3% vesting on 11/9/2013 and pro rata monthly vesting thereafter.*

(5)
These stock options fully vested on 2/21/2017 based on a vesting schedule that provided for 33 1/3% vesting on 2/21/2015 and pro rata monthly vesting thereafter.*

(6)
These stock options fully vested on 2/13/2018 based on a vesting schedule that provided for 33 1/3% vesting on 2/13/2016 and pro rata monthly vesting thereafter.*

(7)
These stock options are scheduled to fully vest on 2/12/2019 based on a vesting schedule that provides for 33 1/3% vesting on 2/12/2017 and pro rata monthly vesting thereafter.*

(8)
These stock options fully vested on 2/16/2018 based on a vesting schedule that provided for 100% vesting on such date.

(9)
These stock options are scheduled to fully vest on 2/16/2019 based on a vesting schedule that provides for 100% vesting on such date.

(10)
These stock options are scheduled to fully vest on 2/16/2021 based on a vesting schedule that provides for 25% vesting on 2/16/2018 and pro rata monthly vesting thereafter.

(11)
This stock option is scheduled to fully vest on 5/25/2021 based on a vesting schedule that provides for 25% vesting on 5/25/2018 and pro rata monthly vesting thereafter.

(12)
These stock options are scheduled to fully vest on 2/15/2022 based on a vesting schedule that provides for 25% vesting on 2/15/2019 and pro rata monthly vesting thereafter.

(13)
The unvested portion of these RSU awards is scheduled to vest as follows: 33 1/3% on 2/15/2019.*

(14)
The unvested portion of these RSU awards is scheduled to vest as follows: 25% on 02/15/2019; 25% on 02/15/2020 and the remaining 25% on 02/15/2021.

(15)
The unvested portion of this RSU award is scheduled to vest as follows: 25% vests on 05/25/2019; 25% on 05/25/2020 and the remaining 25% on 05/25/2021.

(16)
The unvested portion of these RSU awards is scheduled to vest as follows: 25% on 02/15/2019; 25% on 02/15/2020, 25% on 02/15/2021 and the remaining 25% on 02/15/2022.

*
This RSU award was originally granted by Varian and covered shares of Varian's common stock but was converted into a RSU award covering shares of the Company's common stock in connection with the Spin-off.

Option Exercises and Stock Vested

        The following table sets forth the number of shares of the Company's common stock acquired by NEOs through stock option exercises and vesting of RSUs during fiscal year 2018. In addition, the table presents the value realized upon such exercises or vesting, as calculated, in the case of stock options, based on the difference between the market price of the Company's common stock at exercise and the option exercise price and, in the case of RSUs, based on the closing price per share of the Company's common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Sunny S. Sanyal	50,000	$436,500	16,818	$623,948
Clarence R. Verhoef	—	$—	7,092	$263,113
Brian W. Giambattista	—	$—	862	$31,722
Kimberley E. Honeysett	—	$—	3,767	$139,756
Carl E. LaCasce	11,155	$203,112	5,022	$186,316

Nonqualified Deferred Compensation

        The following table sets forth contributions, earnings and distributions during fiscal year 2018, and account balances as of September 28, 2018 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
Sunny S. Sanyal	$61,539	$0	$21,244	0	$230,513
Clarence R. Verhoef	$115,010	$0	$57,157	0	$754,298
Brian W. Giambattista	$124,228	$0	$2,141	0	$126,369
Kimberley E. Honeysett	$0	$0	$337	0	$22,917
Carl E. LaCasce	$0	$0	$9,497	0	$98,184

(1)
These amounts represent the respective executive contributions attributable to fiscal year 2018.

(2)
There were no Company contributions.

(3)
None of the earnings in this column are included in the Summary Compensation Table (refer to "—Summary Compensation Table" above) because they were not preferential or above market.

(4)
Balance at last fiscal year end reflects actual fiscal year-end balance. Mr. Verhoef's balance includes funds from a now frozen deferred compensation plan that Mr. Verhoef participated in at Varian prior to the Spin-off.

        In October 2016, the Board approved the DCP and it became effective beginning with deferral elections made by eligible participants during the open enrollment period commencing November 1, 2016.

        The DCP is designed to allow a select group of management and highly compensated employees, including its executive officers, to defer receipt of a specified percentage of their base salaries (up to 50%) and its non-employee directors to defer receipt of their director fees (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the DCP. Deferred amounts will be unfunded and unsecured obligations and will be subject to the claims of the Company's creditors. The payment of DCP benefits will be funded by its general assets, which may be held in a rabbi trust for this purpose.

        Amounts deferred by a participant and any employer contributions are credited to an unfunded bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds daily.

        Under the DCP, a participant will be permitted to make separate distribution elections with respect to each year's deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 10 years following termination of employment. Deferrals also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election or dies, and such deferrals will be paid in the form of a lump sum. Under the DCP, amounts credited as Company contributions are paid in the form of a lump sum following a participant's separation from service.

        The DCP may be terminated by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Code permit.

Potential Payments upon Termination or Change in Control

        In January 2017 (May 2017 for Mr. Giambattista), each of the NEOs entered into a Change in Control Agreement ("CIC Agreement") that was approved by our Board. Under the CIC Agreements, if the Company terminates the NEO's employment other than by reason of death, disability, retirement or "cause", or if the NEO voluntarily terminates for "good reason", in either case, within 60 days prior to, or 18 months following, a change in control of the Company, then the NEO will be entitled to:

  (i)
  a lump sum severance payment,

  (ii)
  a lump sum payment equal to a pro-rata portion of the NEO's target bonus under the Company's annual incentive plan,

  (iii)
  full vesting of all outstanding stock options and stock awards, and

  (iv)
  up to 18 months of Company paid COBRA premiums; provided, however, that if the payment of COBRA premiums is not permitted by applicable law, the NEO will instead receive a taxable lump sum payment equal to 18 months of COBRA premiums.

        The amount of the lump sum severance payment in the case of each of the NEOs will be equal to a multiple of the sum of: (A) the NEO's base salary and (B) the greater of (x) the NEO's most recently established target annual bonus under the Company's annual cash incentive plan and (y) the average annual cash incentive that was paid to the NEO in the three fiscal years ending prior to the date of termination under the Company's annual cash incentive plan or Varian's annual cash incentive plan. The severance multiple for Mr. Sanyal is 2.5 and the severance multiple for other NEOs is 2.0. If the NEO has not completed at least three full fiscal years of service with the Company prior to the NEO's termination date, then the amount determined in (y) above will be based on the average annual cash incentive for the number of full fiscal years that the NEO has completed.

        As a condition to receiving such severance benefits, an NEO must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of 12 months, complying with certain non-solicitation and non-competition provisions that are set forth in the NEO's CIC Agreement.

        In addition, if within 18 months after a change in control, the NEO incurs a separation from service by reason of the NEO's death or disability, the NEO or, if applicable, the NEO's estate will be entitled to death or long-term disability benefits from the Company no less favorable than the most favorable benefits to which the NEO would have been entitled had the death or disability occurred at any time during the period commencing one year prior to the change in control under the plans of the Company.

        The CIC Agreements with the NEOs do not provide for tax gross-ups of payments subject to the "golden parachute" excise tax under Section 4999 of the Code. Each CIC Agreement instead contains a "better after-tax" provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Pre-Spin-Off Equity Grants

        For stock option awards originally granted by Varian and assumed by the Company, if the NEO's employment terminates due to retirement or disability, his or her unvested stock options will continue to vest in accordance with their original vesting schedules following the termination date. If the NEO's service terminates due to death, his or her unvested stock options will fully vest on such termination date. In addition, for stock option awards granted by Varian on or after November 9, 2015 but before the Spin-Off, if the NEO's service terminates due to death, his or her unvested stock options will fully vest on such termination date.

        Stock options may be exercisable for up to three years from the date the NEO's employment terminates due to retirement or death and one year from the date the NEO's employment terminates due to disability, unless in each case the stock option term expires earlier.

        For RSU awards granted by Varian, if the NEO's service terminates due to retirement, then his or her RSU awards will continue to vest in accordance with their original vesting schedule. If the NEO's service terminates due to death, his or her RSU awards will fully vest on such termination date. In addition, for RSU awards granted by Varian on or after November 9, 2015 but before the Spin-Off, if the NEO's service terminates due to disability, then his or her RSU awards will continue to vest in accordance with their original vesting schedule.

Post-Spin-Off Equity Grants

        Under the 2017 Omnibus Stock Plan, except as otherwise provided in the NEOs' equity agreements, in the event of certain corporate transactions, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the consummation of the transaction, provided that holders of stock options or stock appreciation rights ("SARs") will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options and SARs before the termination of such awards.

        The NEOs' equity agreements under the 2017 Omnibus Stock Plan provide that if the applicable NEO's employment terminates due to death or disability, his or her unvested stock option and RSU awards will fully vest upon such termination. Stock options may be exercisable for up to three years from the date his or her employment terminates due to death and one year from the date his or her employment terminates due to disability, unless in each case the stock option term expires earlier.

Potential Payments Table

        The table below reflects the value of compensation and benefits that would become payable to each of the NEOs if (i) a change in control occurred on September 28, 2018 and the NEO experienced a qualifying termination of employment on that date, (ii) a corporate transaction occurred on September 28, 2018 and the NEO's equity awards are not assumed, continued or substituted, or (iii) the NEO died or experienced a qualifying disability on September 28, 2018. These amounts are based upon the NEO's compensation as of such date and on the Company's closing stock price of $28.66 on September 28, 2018 and do not take into account the "better after-tax" provision in the CIC Agreements.

        These benefits are in addition to the benefits under then-exercisable stock options, the benefits under the DCP which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company's broad based 401(k) plan. In addition, because none of the NEOs were of retirement age on September 28, 2018, the table does not include any retirement benefits that would become payable to each of the NEOs.

        The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

  •
  Cash Severance Benefit:  Cash severance equal to 2.5 times (Sanyal) and 2.0 (all others) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years.

  •
  Annual Bonus:  A lump sum pro-rata bonus at target for the applicable performance period when termination occurs.

  •
  Benefits Continuation:  Company costs for benefits continued for 18 months including: Medical, dental and vision insurance (assuming that the executive pays employee contribution rates for continuing coverage).

  •
  Equity Awards:  Each outstanding equity award to all employees under the 2017 Omnibus Stock Plan that is subject to vesting provisions will vest in full.

  •
  Excise Tax:  Each change -in -control agreement contains a "better after-tax" provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

    The cash severance amount in the table below does not contain any reduction in cash severance under this provision.

        The actual amounts that would be paid in such circumstances can be determined only at the time of any such event. Due to a number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price, the executive's current base salary, and the "better after-tax" provision in the CIC Agreements.

Potential Payments upon Termination of Employment in Connection with a Change in Control

Name	Cash Severance	Benefit Continuation	Options(1)	RSUs(1)	Total
Sunny S. Sanyal	$3,100,000	$40,050	$379,261	$1,697,016	$5,216,327
Clarence R. Verhoef	$1,234,800	$28,710	$308,903	$498,426	$2,070,839
Brian W. Giambattista	$1,019,979	$33,380	$0	$212,055	$1,265,414
Kimberley E. Honeysett	$1,003,275	$33,383	$32,070	$270,608	$1,339,336
Carl E. LaCasce	$1,018,710	$29,000	$142,331	$325,320	$1,515,361

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of September 28, 2018 ($28.66).

Potential Payments upon Death or Disability

Name	Options(1)(2)	RSUs(1)(2)	Total
Sunny S. Sanyal	$379,261	$1,697,016	$2,076,277
Clarence R. Verhoef	$308,903	$498,426	$807,329
Brian W. Giambattista	$0	$212,055	$212,055
Kimberley E. Honeysett	$32,070	$270,608	$302,678
Carl E. LaCasce	$142,331	$325,320	$467,651

(1)
Represents the intrinsic value of accelerated equity awards based on the Company's closing stock price as of September 28, 2018 ($28.66).

(2)
Includes RSUs and options orginally granted by Varian that were converted to Varex RSUs and options that will fully vest in February 2019.

Compensation of Directors

        This section provides information regarding our director compensation policy for non-employee directors and the amounts paid and equity awards granted to these directors in fiscal year 2018. Our non-employee director compensation policy is designed to provide the appropriate amount and form of compensation to our non-employee directors. Directors who are employees (i.e., Mr. Sanyal) receive no compensation for their services as directors.

Component	Description
Annual Retainer	• $65,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Non-Executive Board Chair Retainer	• Additional $40,000 in cash, payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Member Retainer
—Audit	• $15,000 in cash
—Compensation & Management Development	• $8,000 in cash
—Nominating & Corporate Governance	• $7,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Committee Chair Retainers
—Audit	• $25,000 in cash
—Compensation & Management Development	• $16,000 in cash
—Nominating & Corporate Governance	• $12,000 in cash
Payable in equal quarterly installments in arrears, and pro-rated for any partial year of service
Meeting Fees	• No fees for attending the first 10 meetings held in a year
• $2,500 meeting fee for each Board meeting in excess of 10 meetings per year
• $1,500 meeting fee for Audit Committee chair for each Audit Committee meeting in excess of 12 meetings per year
• $1,500 meeting fee for Compensation Committee chair for each Compensation Committee meeting in excess of six meetings per year
• $1,500 meeting fee for Nominating Committee chair for each Nominating Committee meeting in excess of four meetings per year

Component	Description
Annual Equity

•

On or about the Company's annual meeting of stockholders, non-employee directors will receive an annual award of DSUs with a grant date fair value of $160,000, and the non-employee chair of the Board of Directors will receive an additional annual award of DSUs with a grant date fair value of $60,000. For fiscal year 2018, the annual grant was made on February 16, 2018

•

DSUs vest 100% after one-year subject to the applicable director's continued service; provided however, that such DSUs will vest in full upon the earlier of (i) a termination of service due to the applicable director's death, disability, retirement or (ii) a change in control of the Company

•

The DSUs will generally be settled for shares of the Company's common stock on the earlier of (i) the applicable director's termination of service for any reason, (ii) the third anniversary of the date of grant, (iii) a change in control of the Company or (iv) the applicable director's death

Share Ownership Guidelines	• Each non-employee director is expected to own shares valued at five times the annual Board service retainer fees
• Shares underlying DSU awards held by the non-employee directors (whether or not vested) will be counted toward satisfaction of the guidelines
• Ownership levels must be achieved within five years from the date upon which an individual becomes a non-employee director

        Non-employee directors may elect to defer their cash retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion in "—Nonqualified Deferred Compensation" above for more information.

        The following table sets forth the compensation received by each non-employee director during fiscal year 2018 (note that all directors are reimbursed for reasonable out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors' education programs):

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Christine A. Tsingos	$97,000	$159,975	—	—	$256,975
Dow R. Wilson(2)	$32,500	$0	—	—	$32,500
Erich R Reinhardt	$92,000	$159,975	—	—	$251,975
Jay K Kunkel	$96,000	$159,975	—	—	$255,975
Jocelyn Chertoff	$80,000	$159,975	$2,609	—	$242,584
Walter M Rosebrough, Jr.(3)	$35,778	$131,942	—	—	$167,720
Ruediger Naumann-Etienne	$128,000	$219,966	—	—	$347,966

(1)
This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2018, computed in accordance with ASC 718. The grant date fair value for DSU awards granted in 2018 was determined using the closing price of the Company's common stock on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)
Mr. Wilson was a director until our 2018 Annual Meeting of Stockholders, at which time Mr. Wilson did not stand for re-election as contemplated at the time of the Spin-Off.

(3)
Mr. Rosebrough was appointed to our Board effective April 20, 2018 and, in connection with his appointment, Mr. Rosebrough was automatically granted 3,603 DSUs.

        The following table sets forth the aggregate number of outstanding DSUs held by each non-employee director as of the end of fiscal year 2018:

Name	Outstanding DSUs
Jocelyn D. Chertoff, M.D	8,999
Jay K. Kunkel	9,460
Ruediger Naumann-Etienne	19,365	(a)
Erich R. Reinhardt	15,818	(a)(b)
Walter M Rosebrough, Jr.	3,603
Christine A. Tsingos	9,460

(a)
Includes DSUs granted by Varian for service on Varian's board of directors which were subsequently converted to Varex DSUs covering shares of the Company's common stock in conjunction with the Spin-off.

(b)
In addition, Dr. Reinhardt holds 15,074 options awarded by Varian that were converted to Varex options at the time of the Spin-off.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

        The Nominating Committee is responsible for the review, approval, or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person's relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

        The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

  •
  any transaction with another company for which a related person's only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company's shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company's total annual revenue, and the related person is not involved in the decision-making process for such transaction;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person's only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization's total annual receipts, and the related person is not involved in the decision-making process for such transaction;

  •
  compensation to executive officers determined by the Compensation Committee;

  •
  compensation to directors determined by the Board; and

  •
  transactions in which all security holders receive proportional benefits.

        Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

        Except as set forth below, all potential related party transactions during fiscal year 2018 were included in one of the above categories.

        Dow R. Wilson, who served as a director of the Company until February 15, 2018, is the chief executive officer and a director of Varian. During fiscal year 2018, the Company recorded sales of products to Varian of $19.7 million and recorded purchases of products from Varian of $2.3 million.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VAREX IMAGING CORPORATION 1678 S. PIONEER ROAD SALT LAKE CITY, UT 84104 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E54298-P15702 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VAREX IMAGING CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect two directors to serve until the 2022 Annual Meeting of Stockholders. Nominees: 1a. Jay K. Kunkel For Withhold Abstain ! ! ! ! ! ! 1b. Christine A. Tsingos For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! Two Years ! For ! Three Years ! Against ! 2. To approve, on an advisory basis, our executive compensation as described in the accompanying Proxy Statement. One Year ! The Board of Directors recommends you vote every ONE YEAR on the following proposal: Abstain ! Abstain 3. To hold an advisory vote on how frequently we conduct an advisory vote of stockholders on our executive compensation. The Board of Directors recommends you vote FOR the following proposal: ! ! ! 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019. NOTE: The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varex Imaging Corporation. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E54299-P15702 VAREX IMAGING CORPORATION Annual Meeting of Stockholders February 14, 2019 4:30 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sunny S. Sanyal and Kimberley E. Honeysett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VAREX IMAGING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 PM, MST on February 14, 2019, at Varex Imaging Corporation, 1678 S. Pioneer Road, Salt Lake City, Utah 84104, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: